Exhibit 4.3

CORTEVA, INC. GLOBAL OMNIBUS

EMPLOYEE STOCK PURCHASE PLAN

I. Purpose; Effective Date and Term

(A)	Purpose. The purpose of the Corteva, Inc. Global Omnibus Employee Stock Purchase Plan (the “Plan”) is to afford Eligible Employees an opportunity to obtain a proprietary interest in the continued growth and prosperity of Corteva, Inc. (the “Company”) through ownership of shares of the Company’s common stock (“Common Stock”). The Company intends for the Plan to be comprised of two components: a component with offerings that are intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Code Section 423 Component”), and a component with offerings that are not intended to qualify as an “employee stock purchase plan” under Code Section 423 (the “Non-Code Section 423 Component”). The provisions of the Code Section 423 Component shall be construed so as to extend and limit participation in a uniform and non-discriminatory basis consistent with the requirements of Code Section 423. A right to purchase shares of Common Stock under the Non-Code Section 423 Component shall be effectuated via separate offerings under one or more sub-plans of the Non-Code Section 423 Component of the Plan for Employees of Participating Non-423 Subsidiaries and affiliates in countries outside of the United States in order to achieve tax, employment, securities law or other purposes and objectives, and to conform the terms of the sub-plans with the laws and requirements of such countries. Except as otherwise provided herein or in the applicable sub-plan, the Non-Code Section 423 Component of the Plan shall be operated and administered in the same manner as the Code Section 423 Component.

(B)	Effective Date and Term. The Plan shall become effective on January 1, 2021 and shall continue in effect until the date on which all of the shares of Common Stock authorized for issuance under the Plan have been issued.

II. Definitions

As used herein, unless the context otherwise requires, the following terms shall be defined as follows:

(A)	“Board” means the Company’s Board of Directors.

(B)	“Change in Control” means “Change in Control” as defined in the Corteva, Inc. 2019 Omnibus Incentive Plan, as amended from time to time, and any successor plan that may be adopted by the Company and approved by the Company’s shareholders.

(C)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(D)	“Code Section 423 Component” means those offerings under the Plan that are intended to meet the requirements of Code Section 423(b).

(E)	“Committee” means the People and Compensation Committee of the Board, or such other committee of the Board as the Board may designate.

(F)	“Company” means Corteva, Inc., a corporation incorporated in the State of Delaware, and any present or future parent corporation of the Company (as defined in Code Section 424(e)).

(G)	“Common Stock” means the common stock of the Company, par value $0.01 per share.

(H)	“Compensation” means, with respect to any Participant and with respect to each Payroll Deduction Period, the base salary or regular hourly wages, excluding, except as determined by the Plan Administrator on a nondiscriminatory basis, any incentive cash compensation (such as bonuses) and equity compensation incentive payments. The Plan Administrator may, in its sole discretion, on a uniform and nondiscriminatory basis, establish a different definition of Compensation for any subsequent Payroll Deduction Period, consistent with the requirements of Code Section 423 for offerings under the Code Section 423 Component of the Plan. In addition, the Plan Administrator may establish a different definition of Compensation for any subsequent Payroll Deduction Period for offerings under the

Non-Code Section 423 Component of the Plan, and shall have the authority to interpret which components of remuneration constitute Compensation for Participants employed outside of the United States.

(I)	“Eligible Employee” means any person who is an Employee of the Company, a Participating 423 Subsidiary or a Participating Non-423 Subsidiary, excluding any person:

(1) who, immediately after any rights under the Plan are granted, owns (directly or through attribution) shares of Common Stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock or other stock of the Company, a future parent corporation, or a Subsidiary (as determined under Code Section 423(b)(3)); or

(2) who has not satisfied a service requirement of at least ninety (90) days or such other period designated by the Plan Administrator pursuant to Code Section 423(b)(4)(A) (which service requirement may not exceed two (2) years).

For purposes of the foregoing, the rules of Code Section 424(d) with regard to the attribution of stock ownership shall apply in determining the stock ownership of a person, and shares of Common Stock, which an Employee may purchase or otherwise acquire under outstanding options or other forms of equity compensation awards granted by the Company, shall be treated as shares of Common Stock owned by the Employee. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the person is on sick leave or other leave of absence approved by the Plan Administrator and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2). In the case of a rehired Employee, the Plan Administrator may, in its sole discretion, recognize prior service for purposes of such Employee’s satisfaction of any service period requirement so long as the Plan Administrator’s actions are applied in a uniform and non-discriminatory basis consistent with the requirements of Code Section 423.

(J)	“Employee” means (1) any person who is regularly and actively employed by the Company or a Participating 423 Subsidiary for purposes of the Code Section 423 Component of the Plan and who receives from it regular compensation, other than pension, retirement allowance, retainer, or fee under contract, or (2) any person who is treated as an employee of a Participating Non-423 Subsidiary offering participation in the Non-Code Section 423 Component of the Plan as determined under local laws, rules and regulations and specified in the applicable sub-plan. For purposes of the Plan, a Participant shall cease to be an Employee either upon an actual termination of employment or upon the entity employing the employee ceasing to be a Participating 423 Subsidiary or a Participating Non-423 Subsidiary. For purposes of the Plan, a person shall not cease to be an Employee while such person is on any military leave, sick leave, statutory leave (as determined under local law) or other bona fide leave of absence approved by the Plan Administrator. The Plan Administrator shall determine in good faith and in the exercise of its discretion whether a person has become or has ceased to be an Employee and the effective date of such person’s employment or termination of employment, as the case may be. For purposes of a person’s participation in or other rights, if any, under the Plan as of the time of the Plan Administrator’s determination, all such determinations by the Plan Administrator shall be final, binding and conclusive, notwithstanding that the Plan Administrator or any governmental agency subsequently makes a contrary determination.

(K)	“Enrollment Agreement” means an agreement in such written or electronic form as specified by the Plan Administrator, stating an Eligible Employee’s election to participate in the Plan and authorizing payroll deductions or such other form of contribution as may be permitted under the Plan (or any sub-plan of the Plan established pursuant to Subsection IX (D) below).

(L)	“Enrollment Period” means the period in which Eligible Employees are permitted to enroll in an Offering, as specified by the Plan Administrator.

(M)	“Fair Market Value” means, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the arithmetic mean of the high and low trading prices for a share of Common Stock as reported for the NYSE Composite Transactions.

(N)	“Non-Code Section 423 Component” means those offerings under the Plan that are not intended to meet the requirements of Code Section 423(b).

(O)	“NYSE” means the New York Stock Exchange.

(P)	“Offering Date” means the first Trading Day of each Offering Period, as determined by the Plan Administrator.

(Q)	“Offering Period” means a period of an Offering that shall not exceed six months in duration or overlap any other Offering under the effective Plan has been declared to be effective for offering and selling unissued or reacquired shares of Common Stock to Participants, as established by the Committee. Each offering may be implemented by consecutive Offering Periods.

(R)	“Participant” means an Eligible Employee who elects to participate in the Plan.

(S)	“Participating Non-423 Subsidiary” means any Subsidiary designated as a corporation that may offer participation in the Non-Code Section 423 Component of the Plan to its Eligible Employees pursuant to Section IX. Each Participating Non-423 Subsidiary shall be listed in Exhibit A of the Plan.

(T)	“Participating 423 Subsidiary” means any Subsidiary designated as a corporation that may offer participation in the Code Section 423 Component of the Plan to its Eligible Employees. Each Participating Non-423 Subsidiary shall be listed in Exhibit A of the Plan.

(U)	“Payroll Deduction Period” means the period within each Offering Period during which payroll deductions are withheld from a Participant’s Compensation for the purchase of shares of Common Stock under the Plan and may include any catch-up periods for payroll deductions permitted by the Plan Administrator.

(V)	“Plan” means the Corteva, Inc. Global Omnibus Employee Stock Purchase Plan, which includes both the Code Section 423 Component and the Non-Code Section 423 Component, as amended from time to time.

(W)	“Plan Account” means the brokerage account established for the purpose of holding the shares of Common Stock purchased under the Plan for the Participant with the transfer agent or any third-party vendor hired by the Company to assist with the day-to-day operation and administration of the Plan.

(X)	“Plan Administrator” means (1) the Corteva, Inc., ESPP Committee, or the successors thereto, or (2) such other officer(s) or employee(s) of the Company to whom it has delegated the authority to administer the Plan. The Plan Administrator also shall include any third-party vendor hired by it to assist with the day-to-day operation and administration of the Plan.

(Y)	“Purchase Date” means the last Trading Day of each Purchase Period.

(Z)	“Purchase Period” means each calendar month, or such other frequency as determined by the Plan Administrator, within a Payroll Deduction Period.

(AA)	“Purchase Price” means, for each Offering Period, the price at which a share of Common Stock may be purchased under the Plan, as established from time to time by the Plan Administrator. Unless otherwise established by the Plan Administrator, the “Purchase Price” means the lower of (i) 85% of the Fair Market Value of a share of Common Stock on the Offering Date, or (ii) 85% of the Fair Market Value of a share of Common Stock on the Purchase Date, as adjusted from time to time in accordance with Section X and provided that the Purchase Price shall not be less than the par value of a share of Common Stock.

(BB)	“Purchase Right” means an option granted to a Participant pursuant to the Plan to purchase shares of Common Stock as provided in Section V, which the Participant may or may not exercise during the Offering Period.

(CC)	“Required Holding Period” means, with respect to each share of Common Stock acquired under the Plan and unless otherwise determined by the Plan Administrator, 12 months immediately following the applicable Purchase Date.

(DD)	“Subsidiary” means a present or future subsidiary entity of the Company within the meaning of Code Section 424(f).

(EE)	“Trading Day” means a day on which the NYSE is open for trading.

III. Eligibility; Enrollment and Participation

(A)	Eligibility. An Employee may elect to participate in the Plan as of the first Offering Period on which such person becomes an Eligible Employee by complying with the enrollment procedures set forth in Subsection III(B) below.

(B)	Enrollment and Participation. An Eligible Employee shall enroll in the Plan and become a Participant in an Offering Period by submitting a properly completed Enrollment Agreement to the Plan Administrator during the Enrollment Period. The Plan Administrator shall establish enrollment procedures for the submission of such Enrollment Agreements using written and/or electronic election forms and shall communicate such procedures to all Eligible Employees. An Eligible Employee who does not timely submit a properly completed Enrollment Agreement to the Plan Administrator during the Enrollment Period for an Offering Period shall not participate in the Plan for that Offering Period but shall be eligible to elect to participate in the Plan for any subsequent Offering Period by timely submitting a properly completed Enrollment Agreement to the Plan Administrator during the Enrollment Period for any future Offering Period. A Participant may be required deliver to the Plan Administrator a new Enrollment Agreement for each subsequent Offering Period in accordance with the procedures established herein.

(C)	No Rights to Employment. Nothing in the Plan or any instrument executed pursuant hereto shall confer upon any Employee any right to continue in the employ of the Company, a Participating 423 Subsidiary or a Participating Non-423 Subsidiary, nor shall anything in the Plan affect the right of the Company, a Participating 423 Subsidiary or a Participating Non-423 Subsidiary to terminate the employment of any Employee, with or without cause.

IV. Participant Contributions Via Payroll Deductions

(A)	Payroll Deductions. Except as provided in Subsection IV (F) below, shares of Common Stock acquired under the Plan may be paid for only by means of payroll deductions from a Participant’s Compensation accumulated during the Offering Period for which such Purchase Right was granted. Payroll deductions shall commence on the first pay day of each Payroll Deduction Period and shall continue to be deducted each pay day through the end of the Payroll Deduction Period, unless as otherwise determined herein.

(B)	Amount of Participant Contributions. An Eligible Employee who elects to enroll in the Plan as a Participant shall designate in the Enrollment Agreement a fixed dollar amount of his or her Compensation (in whole dollars only) to be deducted each pay period during each Payroll Deduction Period and paid into the Plan for his or her account. The minimum amount of a Participant’s contributions for each pay period shall be Twenty-five Dollars ($25.00). The maximum amount of a Participant’s contributions for each Offering Period shall be $12,500 (subject to such further limitation so as to comply with the provisions of Subsections V (C) and V (D) below). Notwithstanding the foregoing, the Plan Administrator may change the designated enrollment amount, minimum contribution amount, and/or contribution limits for any future Offering Period and may, for the sake of clarity, establish these amounts and/or contribution limits as a percentage of a Participant’s Compensation (rather than as a fixed dollar amount).

(C)	No Interest on Participant Contributions. Except as may be otherwise determined by the Plan Administrator or required pursuant to applicable law, interest shall not be paid on a Participant’s contributions to the Plan for the purchase of shares of Common Stock.

(D)	Changes to Participant Contributions. Except as may be otherwise determined by the Plan Administrator, a Participant may elect to change the amount of payroll deductions during an Offering Period by submitting an amended Enrollment Agreement authorizing such change to the Plan Administrator in accordance with such procedures established by the Plan Administrator, and such change shall become effective as soon as reasonably practicable following the Plan Administrator’s receipt of such amended Enrollment Agreement. A Participant who elects to decrease the rate of his or her payroll deductions to zero dollars shall remain a Participant in the Plan for the Offering Period.

(E)	Suspension of Participant Contributions. The Company may, in its sole discretion, suspend a Participant’s payroll deductions under the Plan as the Company deems advisable in order to comply with the various limitations provided in the Plan. If the Company suspends a Participant’s payroll deductions under this provision, the Participant may re-enroll in the Plan and participate in future Offering Periods by satisfying the requirements of Section III.

(F)	Prohibition on Payroll Deductions. The payroll deduction provisions hereunder shall not apply to Participants employed in countries outside of the United States where payroll deductions are prohibited under local law. Such Participants shall be permitted to make contributions to the Plan for the purchase of shares of Common Stock through such other form(s) of contribution as may be designated by the Plan Administrator and permitted under local law, and which are specified under an applicable sub-plan or separate offering of the Plan.

(G)	Bookkeeping Accounts for Participant Contributions. Individual bookkeeping accounts shall be maintained for each Participant to reflect the payroll deductions or other contributions to the Plan for the purchase of shares of Common Stock by such Participant. All payroll deductions or other amounts contributed to the Plan shall be deposited with the general funds of the Company or an applicable Participating 423 Subsidiary/Participating Non-423 Subsidiary, and may be used by the Company or an applicable Participating 423 Subsidiary/Participating Non-423 Subsidiary for any corporate purpose. Notwithstanding the foregoing, to the extent required under local law, the payroll deductions or other contributions to the Plan for the purchase of shares of Common Stock by Participants outside the United States shall be held in a segregated account and shall not be commingled with the general funds of the Company or an applicable Participating 423 Subsidiary/Participating Non-423 Subsidiary. Until shares of Common Stock are issued, Participants only shall have the rights of an unsecured creditor, although Participants in specified Offerings may have additional rights where required under local law, as determined by the Plan Administrator.

V. Grant of Purchase Rights

(A)	General. On each Offering Date, the Company shall grant to each Participant a Purchase Right under the Plan to purchase shares of Common Stock. Each Purchase Right shall be treated as an option for purposes of Code Section 423.

(B)	Term of Purchase Right. Each Purchase Right shall have a term equal to the length of the Offering Period to which the Purchase Right relates.

(C)	Number of Shares of Common Stock Subject to a Purchase Right. On the Offering Date of each Offering Period, each Participant shall be granted a Purchase Right to purchase for such Offering Period (at the applicable Purchase Price) up to a maximum number of shares of Common Stock determined by dividing such Participant’s payroll deductions or contributions accumulated for such Offering Period by the Fair Market Value of a share of Common Stock on the Offering Date; provided, however, that in no event will a Participant be permitted to purchase more than Twenty-Five Thousand U.S. Dollars ($25,000) worth of shares of Common Stock, subject to adjustment pursuant to Section X, for each calendar year during which such Purchase Right is outstanding. The purchase of shares of Common Stock pursuant to the Purchase Right shall occur as provided in Section VI, unless the Participant has withdrawn pursuant to Section VII. Each Purchase Right shall expire on the last day of the Offering Period. In connection with each Offering Period made under the Plan, the Plan Administrator may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering Period. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering Period would exceed any such maximum aggregate number, then, in the absence of any Committee action otherwise, a pro rata (based on each Participant’s accumulated payroll deductions for such Offering Period) allocation of the shares of Common Stock available will be made in as nearly a uniform manner as will be practicable and equitable.

(D)	Limitation under Code Section 423(b)(8). Notwithstanding any provision in this Plan to the contrary, no Participant shall be granted a Purchase Right under the Code Section 423 Component of the Plan to the extent that it permits his or her right to purchase shares of Common Stock under the Plan to accrue at a rate which, when aggregated with such Participant’s rights to purchase shares under all other employee stock purchase plans of a Participating 423 Subsidiary intended to meet the requirements of Code Section 423, exceeds Twenty-Five Thousand U.S. Dollars ($25,000) in Fair Market Value of Common Stock (or such other limit, if any, as may be imposed by the Code) for each calendar year in which such Purchase Right is outstanding at any time. Any payroll deductions in excess of the amount specified in the foregoing sentence shall be returned to the Participant as soon as administratively practicable following the next Offering Date.

(E)

No Assignment. A Purchase Right granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or purported assignment by a Participant of a Purchase Right or any rights granted under the Plan.

VI. Purchase of Shares of Common Stock

(A)	Exercise of Purchase Right. The Purchase Right for each Participant automatically shall be exercised on each Purchase Date and such Participant automatically shall acquire the number of whole and fractional shares of Common Stock determined by dividing (i) the total amount of the Participant’s payroll deductions accumulated in his or her Plan account during the Purchase Period, by (ii) the Purchase Price, to the extent the issuance of Common Stock to such Participant upon such exercise is lawful. However, in no event shall the number of shares of Common Stock purchased by the Participant during all Purchase Periods within an Offering Period exceed the number of shares of Common Stock subject to the Participant’s Purchase Right, as determined under Subsection V(C) above. Any cash balance remaining in a Participant’s Plan account following any Purchase Date shall be refunded, without interest, to the Participant as soon as reasonably practicable after such Purchase Period ends. Notwithstanding the foregoing, the Plan Administrator may establish alternative means for treating amounts remaining in Participant Accounts following any Purchase Date to the extent consistent with applicable law.

(B)	Oversubscription. In the event, with respect to any Offering hereunder, that the number of whole and fractional shares of Common Stock that might be purchased by all Participants in the Plan on a Purchase Date exceeds the number of shares of Common Stock available for issuance under the Plan, the Company shall make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Company shall determine to be equitable.

(C)	Delivery of Common Stock. As soon as reasonably practicable after each Purchase Date, the Company shall arrange for the delivery of the full and fractional shares of Common Stock acquired by the Participant on such Purchase Date to the Participant’s Plan Account. Shares of Common Stock to be delivered to a Participant under the Plan shall be registered and/or recorded in the name of the Participant.

(D)	Dividends; Dividend Reinvestment. Any dividends paid on the shares of Common Stock acquired under the Plan (and credited to the Participant’s Plan Account by the Plan Administrator with an effective date on or before the applicable ex-dividend date) shall be credited to the Participant’s Plan Account.

(E)	Tax Withholding. At the time a Participant’s Purchase Right is exercised, in whole or in part, or at the time a Participant disposes of some or all of the shares of Common Stock he or she acquires under the Plan, the Participant shall make adequate provision for the federal, state, local and non-U.S. tax withholding obligations of the Company, a Participating 423 Subsidiary or a Participating Non-423 Subsidiary that arise upon exercise of the Purchase Right or upon such disposition of shares, if any, in accordance with such procedures and withholding methods as may be established by the Company. The Company, a Participating 423 Subsidiary or a Participating Non-423 Subsidiary may, but shall not be obligated to, withhold from any compensation or other amounts payable to the Participant the amount necessary to meet such withholding obligations. The Company will not be required to issue any Common Stock under the Plan until such obligations are satisfied.

(F)	Expiration of Purchase Right. Any portion of a Participant’s Purchase Right remaining unexercised at the end of the Offering Period to which the Purchase Right relates shall expire immediately upon the end of such Offering Period.

(G)	Reports to Participants. Each Participant who has exercised all or part of his or her Purchase Right shall receive, as soon as reasonably practicable after the Purchase Date, a report of such Participant’s Plan account setting forth the total payroll deductions accumulated prior to such exercise, the number of shares of Common Stock purchased, the Purchase Price for such shares of Common Stock, the date of purchase and the cash balance, if any, remaining immediately after such purchase that is to be refunded to the Participant. The report may be provided in such form and by such means, including by electronic transmission, as the Company may determine.

(H)	Required Holding Period. Except as may be otherwise determined by the Plan Administrator, a Participant may not sell or otherwise dispose of any shares of Common Stock acquired under the Plan unless and until the Required Holding Period for such shares has been satisfied. Notwithstanding the foregoing, (1) upon a Participant’s death, disability, retirement or involuntary termination of employment without cause, the Required Holding Period shall lapse and shall not apply to any shares of Common Stock acquired by the Participant under the Plan, and (2) upon the approval of a Participant’s request for a hardship withdrawal, as such term “hardship” is defined under the Corteva Retirement Savings Plan, the Required Holding Period shall lapse for such number of shares of Common Stock acquired by the Participant under the Plan as may be necessary to satisfy such hardship, as determined by the Plan Administrator in its sole discretion.

(I)	Clawback/Recoupment Policy. Notwithstanding anything contained herein to the contrary, all shares of Common Stock acquired pursuant to the Plan shall be and remain subject to any incentive compensation clawback or recoupment policy of the Company currently in effect or as may be adopted by the Company and, in each case, as may be amended from time to time. No such policy adoption or amendment shall in any event require the prior consent of any Participant.

VII. Common Stock Authorized for Issuance Under the Plan

(A)	Common Stock Subject to the Plan. The maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be 5,000,000 shares, subject to adjustment in accordance with Section X. Such shares may be used to satisfy the purchase of shares of Common Stock under either the Code Section 423 Component of the Plan or the Non-Code Section 423 Component of the Plan. Shares of Common Stock issued under the Plan may consist of authorized but unissued shares, reacquired shares (treasury shares), or any combination thereof. If an outstanding Purchase Right for any reason expires or is terminated or canceled, the shares of Common Stock allocable to the unexercised portion of such Purchase Right shall again be available for issuance under the Plan.

(B)	Legends. The Company may at any time place legends or other identifying symbols referencing any applicable federal, state or foreign securities law restrictions or any provision convenient in the administration of the Plan on some or all of the certificates representing shares of Common Stock issued under the Plan. The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to a Purchase Right in the possession of the Participant in order to carry out the provisions of the Plan.

(C)	Compliance with Laws. The Company shall not be obligated to issue any Common Stock pursuant to any offering under the Plan at any time when the offer, issuance, or sale of shares covered by such Offering (1) has not been registered under the Securities Act of 1933, as amended, or does not comply with such other federal, state or non-U.S. securities or exchange control laws, rules or regulations, or the requirements of any stock exchange upon which the Common Stock may then be listed, as the Company or the Board deems applicable, and (2) in the opinion of legal counsel for the Company, there is no exemption from the requirements of such laws, rules, regulations, or requirements available for the offer, issuance, and sale of such shares of Common Stock. Further, all stock acquired pursuant to the Plan shall be subject to the Company’s policies concerning compliance with securities or exchange control laws and regulations, as such policies may be amended from time to time. The issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable requirements of federal, state or non-U.S. law with respect to such securities. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares of Common Stock under the Plan shall relieve the Company of any liability in respect of the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company.

VIII. Termination of Employment; Voluntary Withdrawal

(A)	Termination of Employment. Except as may be otherwise determined by the Plan Administrator, in the event that (1) the employment of a Participant terminates for any reason during an Offering Period, including death, permanent disability, or retirement, except a transfer of employment addressed in Subsection VIII(B) below, or (2) a Participant ceases to be an Eligible Employee during an Offering Period, the Participant’s participation in the Plan and any rights thereunder shall terminate immediately and thereupon, automatically and without any further act on his or her part, such Participant’s payroll deduction authorization shall terminate. Any payroll deductions or other contributions credited to the Participant that have not yet been applied towards the purchase of shares of Common Stock shall, as soon as reasonably practicable following such termination of employment, be returned to the Participant (without interest, unless otherwise required under applicable law).

(B)	Employee Transfer. Except as may be otherwise determined by the Plan Administrator, if a transfer employment from a Participating 423 Subsidiary/Participating Non-423 Subsidiary to a non-Participating 423 Subsidiary/non-Participating Non-423 Subsidiary, or, as necessary, from a Participating 423 Subsidiary to a Non-423 Subsidiary, or vice versa, during any month in the Offering Period, the Participant’s payroll deductions taken as of the date of the Participant’s transfer, if any, shall be used to purchase shares of Common Stock no later than the last Trading Day of the Offering Period in which such transfer occurs, or as agreed by the Plan Administrator. Thereafter, the Participant’s participation in the Plan shall terminate.

(B)	Voluntary Withdrawal. A Participant may voluntarily withdraw from the Plan at any time and receive a refund of all payroll deductions credited to his or her Plan account that have not been applied toward the purchase of shares of Common Stock by submitting a withdrawal election to the Plan Administrator in accordance with such procedures as established by the Plan Administrator. The payroll deductions of a Participant who has withdrawn from the Plan shall be refunded (without interest) to the Participant as soon as reasonably practicable after the withdrawal and may not be applied to the purchase of shares of Common Stock in any other Offering under the Plan. A Participant who withdraws from the Plan may elect to re-enroll in the Plan in accordance with Section III.

(C)	Administrative Costs for Plan Accounts of Terminated Participants. Responsibility for payment of administrative costs to maintain a terminated Participant’s Plan Account may be transferred from the Company to the terminated Participant, as determined by the Plan Administrator from time to time.

IX. Plan Administration

(A)	General. The Plan will be administered by the Plan Administrator. The Plan Administrator is vested with full authority to administer, interpret and make rules regarding the Plan. The Plan Administrator shall have the authority to interpret the Plan as it may deem advisable and to make determinations that shall be final, binding and conclusive upon all persons. Subject to the provisions of the Plan, the Plan Administrator shall determine all of the relevant terms and conditions of any rights under the Plan, including (but not limited to) the Offering Date, the Offering Period, the Payroll Deduction Period, the Purchase Date and the Purchase Price; provided, however, that all Participants under the Code Section 423 Component of the Plan shall have the same rights and privileges within the meaning of Code Section 423(b)(5) and provided further, that the Purchase Price for any Offering Period under the Code Section 423 Component of the Plan or any Offering Period under the Non-Code Section 423 Component of the Plan may not be established at a price which does not comply with the requirements of Code Section 423. The Committee may assign any of its administrative tasks set forth herein to the Plan Administrator, except that the Committee may not delegate its authority to make adjustments pursuant to Section X. No member of the Board, Committee or the Plan Administrator shall be liable for any action or determination made in good faith with respect to the Plan. All expenses incurred in connection with the operation and administration of the Plan shall be paid by the Company.

(B)	Delegation by Plan Administrator. The Plan Administrator may delegate to officers, employees or third party vendors the authority to administer the Plan subject to the rules and interpretive determinations promulgated by the Plan Administrator. Such delegation shall not make such officer or employee, if otherwise an Eligible Employee, ineligible to participate in the Plan.

(C)	Policies and Procedures. To the extent not inconsistent with the Plan, the Plan Administrator and/or Committee may authorize and establish such rules and regulations as it may determine to be advisable to make the Plan effective or to provide for its operation and administration, and may take such other action with regard to the Plan as it shall deem advisable to effectuate its purpose, including, without limitation, the establishment of procedures that may be necessary to ensure compliance with Rule 16b-3 of the Securities Exchange Act of 1934.

(D)	Non-Code Section 423 Component for Participation Outside of the United States. The Plan Administrator may, in its sole discretion, establish sub-plans or separate offerings under the Non-Code Section 423 Component of the Plan which do not satisfy the requirements of Code Section 423 for purposes of effectuating the participation of Eligible Employees employed by a Participating Non-423 Subsidiary located in countries outside of the United States. For purposes of the foregoing, the Plan Administrator may establish one or more sub-plans or separate offerings to: (1) amend or vary the terms of the Non-Code Section 423 Component of the Plan in order to conform such terms with the laws, rules and regulations of each country outside of the United States where the Participating Non-423 Subsidiary is located; (2) amend or vary the terms of the Non-Code Section 423 Component of the Plan in each country where the Participating Non-423 Subsidiary is located as it considers necessary or desirable to take into account or to mitigate or reduce the burden of taxation and social insurance contributions for Participants or a Participating Non-423 Subsidiary, or (3) amend or vary the terms of the Non-Code Section 423 Component of the Plan in each country outside of the United States where a Participating Non-423 Subsidiary is located as it considers necessary or desirable to meet the goals and objectives of the Non-Code Section 423 Component of the Plan. Each sub-plan established pursuant to this Subsection IX(D) shall be reflected in a written appendix to the Non-Code Section 423 Component of the Plan for each Participating Non-423 Subsidiary in such country, and shall be treated as being separate and independent from the Code Section 423 Component of the Plan; provided, the total number of shares of Common Stock authorized to be issued under the Plan shall include any shares of Common Stock issued under the Non-Code Section 423 Component of the Plan (including each sub-plan). To the extent permitted under applicable law, the Plan Administrator may delegate its authority and responsibilities under this Section in accordance with Section IX(B).

X. Recapitalization, Reorganization and Change in Control.

(A)	Adjustments for Changes in Common Stock. In the event of any stock dividend, extraordinary cash dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, or in the event of any merger (including a merger effected for the purpose of changing the Company’s domicile), sale of assets, spin-off or other reorganization in which the Company is a party, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan and each Purchase Right, and in the Purchase Price. If a majority of the shares of Common Stock which are of the same class as the shares of stock that are subject to outstanding Purchase Rights are exchanged for, converted into, or otherwise become (whether or not pursuant to a Change in Control as described in Subsection X(B) below) shares of another corporation, the Committee may unilaterally amend the outstanding Purchase Rights to provide that such Purchase Rights are exercisable for new shares of stock. In the event of any such amendment, the number and kind of shares of stock subject to, and the Purchase Price of, the outstanding Purchase Rights shall be adjusted in a fair and equitable manner, as determined by the Administrator, in its sole discretion. In no event may the Purchase Price be decreased to an amount less than the par value, if any, of the stock subject to the Purchase Right. The adjustments determined by the Plan Administrator pursuant to this Subsection X(A) shall be final, binding and conclusive. Notwithstanding the foregoing, upon the occurrence of any event covered under this Subsection X(A), the Plan Administrator may, in its sole discretion, terminate the existing Offering Period and refund all accumulated and unused Participant contributions to Participants.

(B)	Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or parent corporation thereof, as the case may be (the “Acquiring Company”), may assume the Company’s rights and obligations under the Plan. If the Acquiring Company elects not to assume the Company’s rights and obligations under outstanding Purchase Rights, the Purchase Date of the then current Offering Period shall be accelerated to a date before the date of the Change in Control specified by the Plan Administrator, but the number of shares of Common Stock subject to outstanding Purchase Rights shall not be adjusted. All Purchase Rights that are neither assumed by the Acquiring Company in connection with the Change in Control nor exercised as of the date of the Change in Control shall terminate and cease to be outstanding effective as of the date of the Change in Control.

XI. Termination and Amendment of the Plan

(A)	The Board, or by delegation to the Committee or the Plan Administrator, may at any time terminate, suspend or amend the Plan; provided that, such termination, suspension or amendment will not affect elections already accepted by the Company; and provided further that, any termination, suspension or amendment of the Plan shall be subject to the approval of the shareholders of the Company to the extent required under applicable law.

(B)	The Plan and all rights of employees hereunder, if not terminated earlier, shall terminate:
	(1)	at the close of any Offering Period, if theretofore declared terminated by the Board or Committee; or
	(2)	upon the issuance of all shares of Common Stock authorized for issuance under the Plan.

XII. Code Section 409A and Tax Qualification

(A)	Code Section 409A. The Plan and any offering to purchase shares of Common Stock under the Plan are intended to be exempt from the application of Code Section 409A. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Plan Administrator determines that any rights to purchase shares of Common Stock granted under the Plan may be subject to Code Section 409A or that any provision in the Plan would cause such right under the Plan to be subject to Code Section 409A, the Plan Administrator may amend the terms of the Plan and/or of an outstanding right to purchase shares of Common Stock granted under the Plan, or take such other action as the Plan Administrator determines is necessary or appropriate, in each case, without the Participant’s consent, to exempt any outstanding offerings that may be granted under the Plan from or to allow any such offerings to comply with Code Section 409A, but only to the extent any such amendments or action by the Plan Administrator would not violate Code Section 409A. Notwithstanding the foregoing, the Company will have no liability to a Participant or any other party if the offering under the Plan that is intended to be exempt from or compliant with Code Section 409A is not so exempt or compliant or for any action taken by the Plan Administrator with respect thereto. The Company makes no representation that the right to purchase shares of Common Stock under the Plan is compliant with Code Section 409A.

(B)	Tax Qualification. Although the Company may endeavor to (1) qualify an offering under the Plan for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States or (2) avoid adverse tax treatment (e.g., under Code Section 409A), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, notwithstanding anything to the contrary in the Plan. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants under the Plan.

XIII. Indemnification

(A)	In addition to such other rights of indemnification as they may have as members of the Committee, Plan Administrator, or officers, employees of a Participating 423 Subsidiary or a Participating Non-423 Subsidiary, members of the Committee, Plan Administrator, and any officers or employees of a Participating 423 Subsidiary or a Participating Non-423 Subsidiary to whom authority to act for the Committee, Plan Administrator or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjusted in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

XIV. Miscellaneous

(A)	Transferability. Payroll deductions, contributions credited to a Participant’s account and any rights with regard to the purchase of shares of Common Stock pursuant to a Purchase Right or to receive shares of Common Stock under the Plan may not be assigned, alienated, pledged, attached, sold or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as otherwise determined in the Plan) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may, in its discretion, treat such act as an election to withdraw from the Plan in accordance with Section VIII.

(B)	Severability. If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such determination shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision were omitted.

(C)	Governing Law and Jurisdiction. The validity, interpretation and administration of the Plan and of any rules, regulations, determinations or decisions made thereunder, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of laws). Without limiting the generality of the foregoing, the period within which any action in connection with the Plan must be commenced shall be governed by the laws of the State of Delaware (regardless of the laws that might be applicable under principles of conflicts of laws), without regard to the place where the act or omission complained of took place, the residence of any party to such action or the place where the action may be brought.

(D)	Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan.

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